EXHIBIT 10.1

Second Amendment to LOAN AGREEMENT

THIS SECOND AMENDMENT TO LOAN AGREEMENT (“Amendment”) is made as of November 30, 2022 (the “Amendment Date”), by and among STANDARD PREMIUM FINANCE MANAGEMENT CORPORATION, a Florida corporation (“Borrower”), FIRST HORIZON BANK, a Tennessee banking corporation (“Bank”), and STANDARD PREMIUM FINANCE HOLDINGS, INC., a Florida corporation (the “Entity Guarantor”), WILLIAM KOPPELMANN, an individual, MARK KUTNER, an individual, and CARL CHRISTIAN HOECHNER, an individual (each an “Individual Guarantor” and collectively the “Individual Guarantors”, with William Koppelmann and Mark Kutner sometimes referred to herein as the “Existing Individual Guarantors”) (the Entity guarantor and the Individual Guarantors are collectively the “Guarantors”).

Recitals of Fact

Borrower, the Existing Individual Guarantors, Entity Guarantor, and Bank previously entered into a Loan Agreement dated February 3, 2021, as previously amended by First Amendment to Loan Agreement dated October 5, 2021 (as so amended, the “Loan Agreement”).

Borrower has requested that Bank agree to modify certain terms of the Loan Agreement. Bank has agreed to do so, on and subject to the terms and conditions set forth in this Amendment.

NOW, THEREFORE, incorporating the Recitals of Fact set forth above and in consideration of the mutual agreements herein contained, the parties agree as follows:

AGREEMENTS

1.Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

2To induce the Bank to enter into this Amendment, the Borrower and the Guarantors do hereby absolutely and unconditionally, certify, represent, and warrant to the Bank, and covenant and agree with the Bank, that:

(a)all representations and warranties made by the Borrower and/or Guarantors in the Loan Agreement, as amended hereby, and in all other documents evidencing, securing, guaranteeing, or otherwise related to the Loan Agreement (all of which are herein sometimes called the “Loan Documents”), are true, correct, and complete in all material respects as of the date of this Amendment;

(b)as of the date hereof, there are no existing Defaults or Events of Default;

(d) there are no existing offsets, defenses, or counterclaims to the obligations of the Borrower or Guarantors, as set forth in the Loan Agreement or in any other Loan Document;

(e)neither the Borrower nor any of the Guarantors has any existing claim for damages against the Bank arising out of or related to the Loans or any other loans and obligations of the Borrower or any of the Guarantors to the Bank; and, if and to the extent (if any) that the Borrower or any of the Guarantors has any such existing claim, the Borrower and the Guarantors do hereby forever release and discharge, in all respects, the Bank with respect to such claim; and

(f)the Loan Agreement, as amended by this Amendment, and the other Loan Documents, are valid, genuine, enforceable in accordance with their respective terms, and in full force and effect.

3.The defined term “Fixed Charge Coverage Ratio” and its related definition, as set forth in Article One of the Loan Agreement, are hereby replaced with “Reserved.”

4.Clauses (a)(xiv), (b)(i) and (b)(ii) of the definition of the term “Acceptable Receivables”, clause (6) of the last paragraph of the definition of the term “Acceptable Receivables”, and the definitions of the terms “Business Day”, “Note”, and “Termination Date”, as given in Article One of the Loan Agreement, are hereby modified and amended to read as follows:

(xiv) with respect to which no extension of any payment date or the maturity date set out in the Premium Finance Agreement in excess of fifteen (15) has been granted and with respect to which no payment due date has been changed more than one (1) time over the term of the Premium Finance Agreement;

(i) do not remain unpaid by the insurer more than one hundred (120) days from the cancellation of the insurance policy;

(ii) intentionally omitted;

(6) Loan advances based on availability under subsection (b) above shall not exceed ten percent (10%) of Borrower’s Acceptable Receivables at any time.

“Business Day” means a banking business day of the Bank; provided that, when used in connection with the calculation or determination of Term SOFR, the term “Business Day” means any day except for Saturday, Sunday or a day in which the Securities Industry and Financial Market Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Note” means the Revolving Credit Note of the Borrower in the principal amount of Thirty-Five Million Dollars ($35,000,000.00), as amended, restated, and increased by the Amended and Restated Revolving Credit Note of the Borrower in the principal amount of Forty-Five Million Dollars ($45,000,000.00), as amended and restated by the Second Amended and Restated Revolving Credit Note of the Borrower in the principal amount of Forty-Five Million Dollars ($45,000,000.00), as same may be further amended, modified, renewed, extended, or restated from time to time.

“Termination Date” shall mean the 30th day of November, 2025, unless such date is extended pursuant to the provisions of Section 9.12 hereof, in which event such extended date shall be the Termination Date.

5.The following new defined terms are hereby added to Article One of the Loan Agreement, in proper alphabetical order, to read as follows:

“Applicable Margin” shall mean the applicable margin set forth from time to time below, as determined by the ratio of Borrower’s Total Liabilities to Tangible Net Worth, as calculated based upon the financial statements and quarterly Compliance Certificate delivered by Borrower pursuant to the Loan Agreement for the immediately preceding fiscal quarter:

Ratio of Total Liabilities to Tangible Net Worth	Applicable Margin
> 3.00 to 1.00	2.96%
> 2.35 to 1.00 and < 3.00 to 1.00	2.75%
< 2.35 to 1.00	2.55%

*Resulting Total Liabilities to Tangible Net Worth ratio calculations shall not be rounded up or down for purposes of determining the appropriate applicable margin from time to time in effect.

Any increase or decrease in the Applicable Margin resulting from a change in Borrower’s ratio of Total Liabilities to Tangible Net Worth shall become effective as of the fifth (5th) Business Day following the date upon which the applicable financial statements and quarterly Compliance Certificate are delivered to the Bank pursuant to the Loan Agreement; provided, however, that if the financial statements and quarterly Compliance Certificate are not timely delivered during any applicable period when due in accordance with the Loan Agreement, then an Applicable Margin of 2.96% shall apply as of the fifth (5th) Business Day following the applicable due date until such time as the financial statements and quarterly Compliance Certificate are received by the Bank. If any financial statement or Compliance Certificate provided in connection with the foregoing is shown to be inaccurate (regardless of whether the Loan Agreement or the commitments thereunder are or remain in effect when the inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (each such period, an “Adjustment Period”) than the Applicable Margin actually applied for such Adjustment Period, then (a) Borrower shall immediately deliver to Bank a correct financial statement or Compliance Certificate for such Adjustment Period; (b) the Applicable Margin for such Adjustment Period shall be determined by reference to such financial statement or Compliance Certificate; and (c) Borrower shall promptly pay to Bank, ON DEMAND, the accrued additional interest owing as a result of such increased Applicable Margin for such Adjustment Period and any other fee or charge which was based, in whole or in part, on the Applicable Margin. If any inaccurate financial statement or Compliance Certificate would, if corrected, have led to the application of a lower Applicable Margin for any period for which interest has already been paid, Bank shall not be required to refund or return any portion of such interest. As of the Closing Date, the Applicable Margin is 2.75%. The Applicable Margin shall first adjust upon delivery of the Borrower’s financial statements and Compliance Certificate for the fourth (4th) quarter of 2022.

“Contract Rate” shall mean the Index plus the Applicable Margin.

“Default Rate” means an interest rate (before as well as after judgment) per annum equal to the lesser of (a) the Maximum Rate or (b) the Contract Rate plus four percent (4%).

“Floor” means a rate of interest equal to one-half percent (0.5%); provided, however, if Borrower has entered into an Interest Rate Management Agreement with Bank for purposes of hedging the interest rate on this Loan, then no floor shall be applicable during the period(s) such Interest Rate Management Agreement is in effect.

“Index” means the greater of (a) Term SOFR (or any Successor Rate pursuant to Section 2.11), and (b) the Floor.

“Interest Payment Date” means the earliest of (i) the first (1st) day of each month hereafter, commencing on the first (1st) day of December, 2022; provided that for any Interest Payment Date that is not a Business Day, the Interest Payment Date shall be extended to the next succeeding Business Day, (ii) in the event of any repayment or prepayment of such Loan, with respect to the principal amount repaid or prepaid, the date of such repayment or prepayment, and (iii) the Termination Date.

“Interest Rate Change Date” shall be the first day of each Interest Rate Period.

“Interest Rate Period” means each consecutive one month period of time commencing on the first (1st) day of the first full calendar month after the date of the Note, and ending on the last day of each consecutive calendar month thereafter, provided, however, that the first Interest Rate Period shall commence on the date hereof and shall end on the last day of the first full calendar month commencing after the date of the Note.

“Term SOFR” means for any Interest Rate Period a rate per annum equal to the Term SOFR Screen Rate that is two (2) Business Days prior to each Interest Rate Change Date.

“Term SOFR Screen Rate” means the forward looking term secured overnight financing rate for the corresponding Interest Rate Period administered by CME Group Benchmark Administration Ltd (or a successor administrator of Term SOFR) and published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by Bank from time to time).

6.Section 2.3 of the Loan Agreement is hereby modified and amended to read as follows:

2.3The Note and Interest.

(a) The Note. All advances with respect to the Loan shall be evidenced by the Note. Except as otherwise set forth herein or in the Note, the entire principal amount of the Loan shall be due and payable on the Termination Date. The unpaid principal balances of the Loan shall bear interest from the Closing Date on disbursed and unpaid principal balances as provided herein. Said interest shall be payable in arrears on each Interest Payment Date and at such other times as may be as provided herein and in the Note, with the final installment of interest being due and payable on the Termination Date, or on such earlier date as the Loan becomes due and payable.

(b) Interest Rate Generally The Loan shall bear interest at a rate equal to the Contract Rate for the Interest Rate Period in effect. Under no circumstances shall the interest be more than the Maximum Rate. The Index is not necessarily the lowest rate charged by Bank on its loans. Bank will tell Borrower the current Index rate upon Borrower’s request. The interest rate change will not occur more often than each Interest Rate Change Date. Each change in the interest rate shall become effective, without notice to the Borrower, on each Interest Rate Change Date following any change in the Index; provided, however, that if Index is not published on such date, the Index shall be determined by reference to the Index last published immediately preceding such date. When a range of rates has been published, the higher of the rates will be used. Borrower understands that Bank may make loans based on other rates as well.

(c) Computation of Interest. All interest hereunder shall be computed on the basis of a year of 360 days and payable for the actual number of days elapsed.

(d) Default Interest. Upon the occurrence of an Event of Default, the Bank, at its option, may charge, and Borrower agrees to pay, interest on disbursed and unpaid principal balances at the Default Rate.

(e) Increase in Committed Amount. In the event that the Bank should at any time agree to increase the Committed Amount, the Borrower will either execute a new note for the amount of such increase, or a new note for the aggregate increased Committed Amount; and in either event, the term “Note,” as used herein, shall be deemed to mean and include such new note, as the circumstances shall require.

7.Section 2.4 of the Loan Agreement is hereby modified and amended to adjust the annual facility fee from 0.35% of the Committed Amount to 0.25% of the Committed Amount. The early termination fee set forth in Section 2.7 of the Loan Agreement is hereby reset such that the early termination fee described under clause (i) of Section 2.7 shall be due and payable for prepayments made on or before the first anniversary of the Amendment Date and the early termination fee described under clause (ii) of Section 2.7 shall be due and payable for prepayments made after the first anniversary of the Amendment Date but prior to the Termination Date. Borrower acknowledges and agrees that it is liable for all fees set forth in the Loan Agreement and ratifies and confirms its obligation to pay the same.

8.A new Section 2.11 is hereby added to the Loan Agreement, to read as follows:

2.11Index Replacement. If Bank determines (which determination shall be conclusive and binding upon all parties hereto absent manifest error) that:

(i) adequate and reasonable means do not exist for ascertaining Term SOFR including, without limitation, because Term SOFR is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) CME Group Benchmark Administration Ltd or any successor administrator of Term SOFR or a Governmental Entity having or purporting to have jurisdiction over Bank or such administrator has made a public statement identifying a specific date after which Term SOFR shall or will no longer be representative or made available, or used for determining the interest rate of loans, or shall or will otherwise cease, or Term SOFR has failed to comply with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that, at the time of such statement, there is no successor administrator that is satisfactory to Bank, that will continue to provide such applicable Term SOFR after such specific date;

then, Bank may amend this Agreement solely for purpose of replacing Term SOFR with another alternate benchmark rate, which shall be the sum of an alternate benchmark rate, and a benchmark rate spread adjustment (which may be a positive or negative value or zero), selected by Bank giving due consideration to (i) any evolving or then-existing market convention for determining a rate of interest and spread adjustment, or method for calculating such spread adjustment, for the replacement for the then-current benchmark rate for U.S. dollar-denominated syndicated or bilateral credit facilities at such time, or (ii) as may be necessary or appropriate in the opinion of Bank to achieve a final all-in interest rate substantially equivalent to that in effect prior to the cessation of Term SOFR (the “Successor Rate”). Such Successor Rate will become effective at 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Successor Rate is provided to the Borrower without any amendment to this Agreement or further action or consent of the Borrower.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than one-half percent (0.5%), the Successor Rate will be deemed to be one-half percent (0.5%) for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, Bank will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement. “Conforming Changes” shall mean with respect to any Successor Rate, any technical, administrative or operational changes, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment or other matters as may be appropriate, in the discretion of Bank, to reflect the adoption and implementation of such Successor Rate. Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Bank, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Bank.

Bank does not warrant, nor accept responsibility for, the continuation of, administration of, submission of, calculation of, or any other matter related to the rates in the benchmark interest rates or indexes defined herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate or index or the effect of any of the foregoing, or of any Conforming Changes.

9.Section 6.10 of the Loan Agreement is hereby modified and amended to read as follows:

6.10Minimum Interest Coverage Ratio. Maintain at all times on a consolidated basis with Entity Guarantor, an Interest Coverage Ratio of not less than 1.25 to 1.00, to be tested as of the end of each fiscal quarter of the Borrower, calculated on a rolling 12-month basis. As used herein, “Interest Coverage Ratio” means EBIT divided by interest expense of Borrower and Guarantor, on a consolidated basis, determined in accordance with GAAP, calculated on a trailing twelve (12) month period. As used herein, “EBIT” shall mean earnings before interest and taxes, determined from financial statements prepared in accordance with GAAP, and excluding extraordinary items of expense or income and losses or gains from the sale of capital assets.

10.Section 6.30 of the Loan Agreement is hereby modified and amended to read as follows:

6.30Minimum Tangible Net Worth. Maintain at all times on a consolidated basis with Entity Guarantor a minimum Tangible Net Worth of at least Thirteen Million Five Hundred Thousand Dollars ($13,500,000.00), to be tested as of the end of each fiscal quarter of Borrower.

11.Section 7.8 of the Loan Agreement is hereby modified and amended to read as follows:

7.8Dividends, Redemptions and Other Payments (a) Declare or pay, or set aside any sum for the payment of, any dividends or make any other distribution upon any membership interests or shares of its capital stock of any class; or (b) purchase, redeem or other otherwise acquire for value any membership interests or shares of its capital stock of any class, or commit to do any of same, or set aside any sum therefor, or permit any subsidiary to purchase or acquire for value any membership interests or shares of its capital stock of any class, or commit to do any of the same, or set aside any sum therefor; or (c) make any payment to a profit sharing plan or to any other retirement or pension plan to or for the benefit of management members or shareholders, or (d) make any payments Subordinated Debt except as permitted under the Subordination Agreements; provided, however, that so long as no Event of Default has occurred that is continuing, and provided that the payment of such dividend, distribution, or principal Subordinated Debt would not result in (or reasonably be expected to result in) an Event of Default, the Borrower and Entity Guarantor may make dividends, distributions, and principal payments on the Subordinated Debt.

12.Exhibit “C” to the Loan Agreement (and any reference thereto) is hereby replaced with “Reserved.”

13.Exhibits “F” and “G” to the Loan Agreement are hereby modified and amended to read as set forth on Exhibits “F” and “G” to this Amendment.

14.The effectiveness of this Amendment is expressly conditioned upon the following: (a) the Borrower’s payment of an amendment fee in the amount of One Hundred Twelve Thousand Five Hundred Dollars ($112,500.00) to Bank; (b) the full execution and delivery of this Amendment and such other Loan Document amendments as Bank may reasonably require; (c) Bank’s receipt of such certificates of good standing and lien searches as Bank may require, with results satisfactory to Bank; and (d) Bank’s receipt of such resolutions or consents as Bank may require, evidencing Borrower and Entity Guarantor’s authority to execute and deliver this Amendment. Borrower shall pay all of Bank’s reasonable attorney fees and expenses incurred in connection with the drafting, negotiation, execution, and delivery of this Amendment.

15.All terms and provisions of the Loan Agreement or any other Loan Document which are inconsistent with the provisions of this Amendment are hereby modified and amended to conform hereto; and, as so modified and amended, are hereby ratified, approved and confirmed. Except as otherwise may be expressly provided herein, this Amendment shall become effective as of the date set forth in the initial paragraph hereof.

16.All references in all Loan Documents to the Loan Agreement shall, except as the context may otherwise require, be deemed to constitute references to the Loan Agreement as amended hereby. All Collateral which has previously secured the Loan and the other Obligations shall continue to secure the Loan and all other Obligations as amended hereby.

Signature pages follow.

IN WITNESS WHEREOF, the Borrower and the Bank have caused this Amendment to be executed by their duly authorized officers, and the Guarantors have executed this Amendment, all as of the day and year first above written.

BORROWER:

STANDARD PREMIUM FINANCE MANAGEMENT CORPORATION, a Florida corporation

By:	/s/ William Koppelmann
Name:	William Koppelmann
Title:	President

BANK:

FIRST HORIZON BANK, a Tennessee banking corporation

By:	/s/ Joel Jarnagin
Name:	Joel Jarnagin
Title:	Vice President

The undersigned Guarantors, by their signatures hereto, acknowledge and agree to the foregoing Amendment and ratify their respective Guaranty Agreements in favor of Bank as of the date hereof.

GUARANTORS:

STANDARD PREMIUM FINANCE HOLDINGS, INC., a Florida corporation

By:	/s/ William Koppelmann
Name:	William Koppelmann
Title:	President

/s/ William Koppelmann
WILLIAM KOPPELMANN

/s/ Mark Kutner
MARK KUTNER

/s/ Carl Christian Hoechner
CARL CHRISTIAN HOECHNER

EXHIBIT F
TO SECOND AMENDMENT TO LOAN AGREEMENT

Form of Borrowing Base Certificate

EXHIBIT G
TO SECOND AMENDMENT TO LOAN AGREEMENT

Form of Compliance Certificate

[DATE]

Mr. ___________

First Horizon Business Credit

First Horizon Bank

165 Madison Avenue

Memphis, TN 38103

Re:Compliance Certificate

I, __________________________, ________________, of Standard Premium Finance Management Corporation ("Borrower"), certify to First Horizon Bank that the attached financial statements for the YTD period ending ___________ ____, 20__, present fairly the financial position and results of operations of Borrower.

The attached statements include the Balance Sheet and Income Statement.

This certification is provided solely to First Horizon Bank under the provision of Section 6.6(b) of the Loan Agreement by and between First Horizon Bank and Borrower.

	Covenant	Actual	In Compliance
			Yes	No

Maximum Total Balance Sheet Leverage Ratio	3.5 to1.00	_______	______	______

Minimum Interest Coverage Ratio	1.25 to 1.0	______	______	______

Minimum Tangible Net Worth	$13,500,000	______	______	______

By signing below, I acknowledge that I have completed the above covenant compliance check, and to the best of my knowledge, except where indicated, Borrower is in compliance with all of the above covenants and all other affirmative and negative covenants, events of default, and all other terms of the agreements encompassing the Loan Agreement dated February 3, 2021, among First Horizon Bank, Borrower, and certain guarantors named therein, as same may be modified, amended, and/or restated (the "Loan Agreement"), and the Security Agreement (as defined in the Loan Agreement), and no Event of Default has occurred under the Loan Agreement.

Standard Premium Finance

Management Corporation

By:	____________________
Name:	____________________
Title:	____________________